MortgageIT Holdings, Inc. Reports Third Quarter 2006 Financial Results

New York, N.Y., November 7, 2006 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage company organized as a real estate investment trust (‘‘REIT’’), today announced operating and financial results for the three and nine months ended September 30, 2006.

The Company reported GAAP net income for the third quarter of 2006 of $1.4 million, or $0.05 per diluted share. Third quarter earnings included expenses of $2.1 million, or $0.07 per diluted share, related to the proposed acquisition of the Company by Deutsche Bank. For the nine months ended September 30, 2006, GAAP net income was $2.6 million, or $0.09 per diluted share, which included $2.3 million, or $0.08 per diluted share, of acquisition-related expenses. Net income per diluted share is based upon weighted average outstanding shares of 28.8 million and 28.6 million for the third quarter and the nine-month period, respectively. Additional operating information is included in the ‘‘Operating Statistics Table’’ provided later in this press release.

Mortgage Banking and Portfolio Financial and Operating Highlights

•	During the third quarter of 2006, the Company funded $7.49 billion of mortgage loan originations, a decrease of 19% over the prior year period. The Company’s prime wholesale business funded $6.35 billion of mortgage loan originations during the third quarter of 2006, which reflected an increase of 4% over the prior year period. The decline in total originations primarily resulted from the Company’s exit from the national wholesale sub-prime mortgage loan origination market in the first quarter of 2006. Also, during the third quarter of 2006, the Company began to wind down its correspondent lending channel, a process it expects to complete during the fourth quarter.

•	The Company sold $7.10 billion of loans to third parties during the third quarter and recognized a gain on sale margin of 100 bps, an increase of 7 bps from the prior year period.

•	The Company did not complete any loan securitizations during the third quarter ended September 30, 2006. The Company’s 100% self-originated portfolio totaled approximately $4.6 billion at the end of the third quarter and included approximately $21.0 million of self-originated mortgage backed securities that the Company retained as part of a securitized loan sale.

Pending Acquisition by Deutsche Bank

•	On July 12, 2006, the Company announced that it will be acquired by Deutsche Bank in an all cash transaction. The acquisition is expected to close during the first quarter of 2007, subject to various closing conditions. Regulatory applications and notices have been filed with various state regulatory authorities and integration plans continue. Approvals have been received from many of the state regulatory authorities. The Company expects that all remaining regulatory approvals will be received by the time the transaction closes.

Dividend Guidance

•	The Company expects to pay a dividend of $0.05 to $0.10 per share for the fourth quarter of 2006.

•	If, as expected, Deutsche Bank’s acquisition of the Company occurs during the first quarter of 2007, a portion of the expenses incurred by the Company relating to the acquisition will be allocated to the REIT portfolio in that quarter. As a result, the Company expects to pay little or no dividend for the first quarter of 2007.

Adjusted Financial Measures

In previous quarterly announcements of operating and financial results, in addition to reporting financial measures prepared in accordance with GAAP, the Company reported certain non-GAAP financial measures. Management believes non-GAAP measures no longer provide a useful gauge of the Company’s operating performance and, therefore, intends to report only financial measures prepared in accordance with GAAP going forward.

Third Quarter 2006 Form 10-Q

The Company will not hold an investor conference call to discuss its third quarter 2006 financial results. For additional details on the Company’s third quarter 2006 financial results, please see the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC by November 9, 2006.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust (‘‘REIT’’) focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage (‘‘ARM’’) loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance, and often contain words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘will’’ or other similar words or expressions. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain and include, among other things, statements relating to the Company’s ability to fund a fully-leveraged, self-originated loan portfolio, its anticipated loan funding volume and the Company’s ability to pay dividends. These statements are based on the current economic environment and management's current expectations and beliefs, and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements are inherently subject to significant economic, competitive, and other contingencies that are beyond the control of management. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, MortgageIT, Inc.'s continued ability to originate new loans, including loans that the Company deems suitable for its securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (‘‘SEC’’) on March 15, 2006 and from time to time in the Company’s other SEC filings. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACT:

Investors:
Sean McGrath
MortgageIT Holdings, Inc.,
+1-212-651-4637;

Joe LoBello
Brainerd Communicators, Inc.,
+1-212-986-6667,
for MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$43,860	$36,757
Restricted cash	2,641	712
Marketable securities held to maturity	—	3,675
Portfolio ARM Loans
ARM loans collateralizing debt obligations, net	4,642,282	4,681,554
ARM loans held for securitization, net	—	282
Total Portfolio ARM Loans	4,642,282	4,681,836
Mortgage loans held for sale	3,499,918	3,378,197
Mortgage-backed securities – available for sale	20,982	23,357
Hedging instruments	46,639	54,472
Accounts receivable, net of allowance	140,936	146,043
Prepaids and other assets	44,373	31,262
Goodwill	11,639	11,639
Property and equipment, net	16,607	13,941
Total assets	$8,469,877	$8,381,891
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Collateralized debt obligations	$4,442,590	$4,485,197
Warehouse lines payable	3,318,868	3,177,990
Repurchase agreements	94,692	87,058
Hedging instruments	7,422	8,801
Junior subordinated debentures	128,871	77,324
Notes payable and other debt	15,000	15,000
Accounts payable, accrued expenses and other liabilities	130,767	176,619
Total liabilities	8,138,210	8,027,989
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value: 125,000,000 shares authorized; 29,276,384 issued and 29,185,984 outstanding in 2006; 28,889,540 issued and 28,799,140 outstanding in 2005	293	289
Treasury stock	(1,178)	(1,178)
Additional paid-in capital	395,016	393,304
Unearned compensation – restricted stock	(3,174)	(5,889)
Accumulated other comprehensive income (loss)	8,189	13,225
Accumulated deficit	(67,479)	(45,849)
Total stockholders' equity	331,667	353,902
Total liabilities and stockholders' equity	$8,469,877	$8,381,891

MortgageIT Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Gain on sale of mortgage loans	$71,119	$61,612	$185,744	$140,704
Brokerage revenues	4,301	7,506	16,549	20,179
Interest income	114,341	90,384	344,884	212,036
Interest expense	(115,530)	(75,741)	(336,853)	(156,482)
Net interest (expense) income	(1,189)	14,643	8,031	55,554
Realized and unrealized (loss) gain on hedging instruments	(1,727)	—	1,706	9,742
Other	797	209	1,654	715
Total revenues	73,301	83,970	213,684	226,894
Operating expenses:
Compensation and employee benefits	38,742	39,037	111,388	99,051
Processing expenses	16,515	16,014	63,301	40,064
General and administrative expenses	7,130	6,112	22,854	19,117
Rent	2,748	2,700	9,942	7,257
Marketing, loan acquisition and business development	1,320	1,206	3,864	3,126
Professional fees	4,437	2,411	10,879	7,238
Depreciation and amortization	1,699	984	4,888	2,621
Total operating expenses	72,591	68,464	227,116	178,474
Income (loss) before income taxes	710	15,506	(13,432)	48,420
Income tax (benefit) expense	(731)	6,841	(15,989)	15,607
Net income	$1,441	$8,665	$2,557	$32,813
Per share data:
Basic	$0.05	$0.31	$0.09	$1.47
Diluted	$0.05	$0.30	$0.09	$1.44
Weighted average number of shares – basic	28,491	28,077	28,409	22,381
Weighted average number of shares – diluted	28,805	28,427	28,626	22,788

Segment Financial Results for the Third Quarter of 2006

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax (loss)/earnings prior to elimination	(2,426)	(0.08)	2,704	0.09	278	0.01
Elimination(1)	111	0.00	1,052	0.04	1,163	0.04
After tax (loss)/earnings net of elimination	(2,315)	(0.08)	3,756	0.13	1,441	0.05
Acquisition related expenses	1,041	0.04	1,105	0.04	2,147	0.07
Earnings excluding acquisition related expenses	(1,274)	(0.04)	4,861	0.17	3,588	0.12

Segment Financial Results for the Nine Months ended September 30th of 2006

($ thousands – except EPS)	Mortgage Banking		Portfolio		Consolidated
	Amount	EPS	Amount	EPS	Amount	EPS
After tax (loss)/earnings prior to elimination	(21,780)	(0.76)	19,701	0.69	(2,079)	(0.07)
Elimination(1)	298	0.01	4,338	0.15	4,636	0.16
After tax (loss)/earnings net of elimination	(21,482)	(0.75)	24,039	0.84	2,557	0.09
Acquisition related expenses	1,159	0.04	1,105	0.04	2,264	0.08
Earnings excluding acquisition related expenses	(20,323)	(0.71)	25,144	0.88	4,821	0.17

(1)	Eliminates the economic impact of inter-company loan sales from the mortgage bank to the portfolio.

Operating Statistics Table

	Rolling five quarter information (Quarter ended)
	Sep 30, 2005	Dec 31, 2005	Mar 31, 2006	Jun 30, 2006	Sep 30, 2006
Mortgage Banking Metrics
Loan volume ($ millions)	$9,249	$9,244	$7,195	$7,589	$7,489
% Purchase	48%	47%	44%	48%	45%
% Refinance	52%	53%	56%	52%	55%
% Funded in MortgageIT name (banked)	95%	96%	95%	95%	93%

Held for sale warehouse balance (avg) ($ millions)	$3,655	$4,828	$4,267	$3,784	$3,612
Warehouse weighted average coupon	5.24%	5.59%	5.60%	5.63%	5.29%
Warehouse borrowing cost	4.36%	4.95%	5.31%	5.86%	5.67%
Warehouse net interest margin	0.88%	0.64%	0.29%	−0.22%	−0.38%

Number of production branches	58	54	49	47	46

Gain on sale on total loans sold to third parties (Bps)	93	71	71	105	100
Gain on sale prime loans sold to third parties (Bps)	80	70	92	107	102
Gain on sale sub-prime loans sold to third parties (Bps)	175	75	(232)	(147)	(173)

Gain on sale on loans transferred to portfolio (Bps)	78	66	NM	NM	NM
Margin on loans brokered (Bps)	128	122	135	130	129

Loan Portfolio Metrics
Average loan assets in portfolio ($ millions)	$4,197	$4,804	$4,939	$5,115	$4,827

Weighted average coupon of loans	5.37%	5.41%	5.48%	5.60%	5.64%
Scheduled loan basis amortization	0.28%	0.26%	0.18%	0.28%	0.17%
Incremental loan basis amortization due to higher prepayment rates	0.08%	0.00%	0.00%	0.00%	0.00%
Net weighted average coupon	5.01%	5.15%	5.30%	5.32%	5.47%

Interest expense (net of hedging)	3.93%	4.19%	4.47%	4.52%	5.10%
Net interest margin	1.08%	0.96%	0.83%	0.80%	0.37%

General and administrative (includes servicing exp)	0.34%	0.07%	0.15%	0.17%	0.15%
Credit provision	0.09%	0.09%	0.03%	0.01%	0.04%
Acquisition related expenses	0.00%	0.00%	0.00%	0.00%	0.09%

Loan portfolio return on assets	0.65%	0.80%	0.65%	0.62%	0.09%
Loan portfolio return on assets prior to increased prepayments and acquisition related expenses	0.73%	0.80%	0.65%	0.62%	0.18%

Credit Reserve for HFI Portfolio (Based on Average Balance)
Credit reserve balance	0.073%	0.086%	0.090%	0.084%	0.083%

60 to 89 days past due	0.26%	0.26%	0.25%	0.22%	0.20%
Over 90 days past due	0.04%	0.12%	0.03%	0.06%	0.21%
Foreclosure	0.13%	0.09%	0.24%	0.32%	0.41%
Total past due and foreclosure	0.43%	0.47%	0.52%	0.60%	0.81%